Exhibit 4.80

Addendum 1 to the Lease agreement Intervest NV – Galapagos NV

English Translation

ADDENDUM 1

To the lease agreement of 09 July 2025

BETWEEN

INTERVEST NV, a public regulated real estate company under Belgian law with fixed capital for investment in real estate, having its registered office at 2600 Berchem, Uitbreidingstraat 66, and company number 0458.623.918 (RPR Antwerp, Antwerp Division), duly represented by two members of the executive committee (i) Fennec Mgmt BV, represented by Joël Gorsele, CEO en (ii) KADEGE CONSULT BV, represented by Kevin de Greef, CLO;

Hereinafter referred to as the “Lessor”, on the one hand;;

AND

GALAPAGOS NV, having its registered office at 2800 Mechelen, Generaal De Wittelaan 11 box A3, and company number 0466.460.429, represented by Valeria Cnossen;

Hereinafter referred to as the “Lessee”, on the other hand;

The Lessor and the Lessee are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

PREAMBLE:

(i)	On July 9, 2025, Intervest NV and Galapagos NV entered into a lease agreement commencing on January 1, 2026 (00:00), concerning the lease of office spaces in a business park, known as building ‘Mechelen Campus T’, located at Schaliënhoevedreef 20T, 2800 Mechelen, comprising 1,732 m² of office space as well as 25 indoor and 25 outdoor parking spaces (hereinafter the “Lease Agreement”).

(iv)	By means of this addendum, the Parties agree to temporarily expand the leased premises, in accordance with the terms and conditions set out in this addendum (hereinafter “Addendum 1”).

NOW, THEREFORE, IT IS EXPRESSLY AGREED AS FOLLOWS:

Article 1. Scope Limitation of Addendum 1

This Addendum 1 forms an addendum to the Lease Agreement. The provisions of the Lease Agreement that are not expressly amended by this Addendum 1 shall remain fully applicable.

Defined terms and concepts from the Lease Agreement used in this Addendum 1 shall have the same meaning as in the Lease Agreement, unless expressly stated otherwise in this Addendum 1.

Article 2. Expansion of Leased Premises and Duration of Expansion

Addendum 1 to the Lease agreement Intervest NV – Galapagos NV

English Translation

The Parties agree to expand the Lease Agreement as of January 1, 2026, with the following spaces for a period of six (6) months, ending on June 30, 2026 (24:00):

-	426m² gross leasable area (“GLA”), being unit 0L2, office space including a share of common areas on the ground floor of the building “Lot 1” located at Generaal De Wittelaan L11 box A3, 2800 Mechelen (hereinafter referred to as the “Expansion”).

Article 3. Rent

The rent for the Expansion is set at €48.12/m²/year (including private and common areas), amounting to €20,499.12/year or €5,124.78/quarter, starting from January 1, 2026.

The Parties agree that this rent for the Expansion does not result in an adjustment of the Guarantee, given the limited duration.

The Expansion is otherwise subject to all provisions of the Lease Agreement.

Article 4. Registration

The Lessor shall register this Addendum 1, with any registration costs to be borne by the Lessee.

For tax purposes, the joint charges imposed under this Addendum 1 are estimated at 10% of the additional rent.

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Drawn up in Antwerpen, on 06/08/2025 and signed via DocuSign, which is considered a legally valid signature, with each Party acknowledging receipt of its copy.

INTERVEST NV

The Lessor

/s/ Fennec Mgmt BV/s/ KADEGE CONSULT BV

________________________________________________

Fennec Mgmt BV, met als vasteKADEGE CONSULT BV, met als vaste vertegenwoordiger Joël Gorsele, CEOvertegenwoordiger Kevin De Greef, CLO

en lid van het orgaan van dagelijks bestuuren lid van het orgaan van dagelijks bestuur

GALAPAGOS NV

The Lessee

/s/ Valeria Cnossen

________________________

Valeria Cnossen

General Counsel